Exhibit 23.2

Consent of Hacker, Johnson & Smith PA

We consent to the incorporation by reference in the Registration Statement on Form S-3 of Boston Private Financial Holdings, Inc. (the “Company”), dated May 31, 2006, of our report dated February 22, 2006 with respect to the consolidated financial statements of Gibraltar Private Bank & Trust Company which appears in the December 31, 2005 annual report on Form 10-K of the Company and to the reliance by KPMG LLP upon such report in its March 10, 2006 report which appears in the December 31, 2005 annual report on Form 10-K of the Company.

/s/  HACKER, JOHNSON & SMITH PA

Fort Lauderdale, Florida

May 31, 2006